Exhibit 16.1

L J SULLIVAN CERTIFIED PUBLIC ACCOUNTANT, LLC

701 BRICKELL AVENUE

SUITE 1550

MIAMI, FL 33131

July 21, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

I have read Item 4.01 of GrowBlox Science's Form 8-K dated July 21, 2015, and have the following comments:

I agree with the statements made in:

a.	Paragraph 1, Sentence 1
b.	Paragraph 2
c.	Paragraph 3
d.	Paragraph 4

I have no basis on which to agree or disagree with the statements made in:

a.	Paragraph 1, Sentences 2 and 3
b.	Paragraph 5
c.	Paragraph 6

Yours truly,

/s/ L J Sullivan Certified Public Accountant, LLC

LJ Sullivan Certified Public Accountant, LLC